Exhibit 4.41

Master Laboratory Services Agreement

This Master Laboratory Services Agreement (the “Agreement,”) dated as of 26 August, 2013 is by and between Prana Biotechnology Ltd ACN 080 699 065, an Australian limited liability company whose address is Level 2, 369 Royal Parade, Parkville Victoria 3052 (“Sponsor”) and WIL Research Laboratories, LLC (together with its subsidiaries), a Delaware limited liability company, whose address is 1407 George Road, Ashland, Ohio 44805 (hereinafter collectively referred to as “WIL”).

WITNESSETH

WHEREAS, Sponsor has now, and from time to time in the future may have, the desire to engage WIL to perform research and/or laboratory services; and

WHEREAS, WIL desires to provide such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the adequacy of which is hereby acknowledged by each of the parties, the parties hereto agree as follows:

1.	Services and Work Order

WIL shall use its commercially reasonable efforts to provide all services (“Services”) for each study (each a “Study”) as set forth in a Work Order (as defined below). Services provided by WIL shall be subject to the terms and conditions of this Agreement. All such Services shall be the subject of a Work Order substantially in the form of Exhibit A (each a “Work Order”). Each Work Order shall include, without limitation, the following with respect to the applicable Study: (i) the Study protocol (“Protocol”) and deliverables; and (ii) a fee and payment schedule for the Services. After a Work Order is agreed upon and executed by the parties hereto, such Work Order shall then be a part of this Agreement. There will be no limit to the number of Work Orders that may be added to this Agreement. WIL shall have no obligation to reserve Study space at its facilities; to receive animal models; to purchase Study supplies; nor shall WIL have any obligation to commence Services with respect to a particular Study until the relevant Work Order is executed by both parties hereto; provided, that WIL may reserve Study space at its facilities and/or purchase non-anirnal Study supplies for a Study before a Work Order is executed upon the Sponsor executing a Study outline, which Study outline shall be substantially in the form attached hereto as Exhibit B (each a “Study Outline”). Notwithstanding the foregoing, in no event shall WIL be obliged to receive animal models until a Work Order is executed for the relevant Study.

P: 419-289-8700 Email: info@wilresearch.com 1407 George Road, Ashland, OH 44805	www.wilresearch.com

2.	Change Orders

In the event that Sponsor would like WIL to alter the Services to be provided under a given Work Order, the parties hereto shall agree upon a written change order substantially in the form of Exhibit C (each a “Change Order”) prior to the provision of said changed Services. The Change Order shall constitute an amendment to the applicable Work Order and shall be considered part of this Agreement.

3.	Study Director

WIL shall appoint a study director to be responsible for each Study (the “Study Director”). The Study Director will coordinate performance of the Study with the Sponsor’s designated representative, which representative shall have responsibility over all matters related to performance of the Study on behalf of Sponsor. WIL will not change the Study Director without the prior approval of Sponsor, which approval shall not be unreasonably delayed, conditioned, or withheld.

4.	Payment for Services

Sponsor shall pay WIL for Services provided in connection with a Study in accordance with the terms of the applicable Work Order (subject to, where applicable, the delivery of the relevant deliverables referable to the payment). WIL shall electronically submit invoices to the Sponsor on each date a payment is due in accordance with the applicable Work Order. Invoices will be submitted to the following email address sforan@pranabio.com with a copy to krowe@pranabio.com. Sponsor shall remit payment through ACH or wire transfer to the bank account provided below and payment is due within 30 days of receipt of the electronically submitted invoice. In the event Sponsor fails to pay an invoice within 30 days of the due date, WIL, upon written notice to Sponsor, may in its sole discretion, charge the Sponsor a late fee equal to 1.5% per month on the unpaid balance of such invoice until such invoice is paid in full (including any assessed late fees).

The Sponsor shall remit all payments directly to WIL Research Laboratories, LLC at the following bank account:

For Direct Deposits/Wire Transfers:

Bank Name:	Citibank N.A.

Bank Address:	Totowa, NJ 07512

Bank Routing #:	021272655

Bank Account #:	759455772

Swift Account #:	CITIUS33

Account Name:	WIL Research Laboratories, LLC

5.	Term and Termination

a)           The term of this Agreement shall be five (5) years from the date hereof, unless earlier terminated as permitted herein. The term of this Agreement shall automatically extend for successive one year periods, unless either party gives the other party written notice that it will not extend this Agreement at least sixty (60) days prior to the end of the then current term.

b)           Either party may terminate this Agreement upon ninety (90) days’ prior written notice to the other party. In the event at the time of any such termination there are uncompleted Studies, then subject to paragraph (c) below, this Agreement shall remain in full force and effect with respect to and for the duration of such uncompleted Studies.

c)           Sponsor may at any time terminate a Study upon written notice to WIL. Immediately upon receipt of such notice, WIL shall use its commercially reasonable efforts to minimize the cost to Sponsor resulting from such termination. In the event of such termination, Sponsor shall pay to WIL: (a) all amounts due and owing under the applicable Work Order through the date of termination, whether invoiced or not; (b) all charges for the work performed and expenses (including uncancellable or unreimbursed expenses) incurred by WIL prior to termination, and (c) any and all expenses which may reasonably be incurred, by WIL in connection with terminating the Study.

d)           In circumstances where WIL is unable to mitigate all or part of the costs and expenses (collectively, “Costs”) incurred by it as a result of a delay or termination (caused by Sponsor) prior to the commencement of a Study, then in full satisfaction of such Costs, Sponsor may be required to pay a fee (or an equitable proportion thereof having regard to amounts recovered through mitigation or otherwise from Sponsor under paragraph (c)). Any such fee due to WIL in respect of a delay to the agreed commencement date of the Study (caused by Sponsor) or termination for convenience by Sponsor, will be mutually agreed upon by both parties and set forth in the applicable Work Order.

e)           In addition to any provisions which, by their nature, are intended to survive the termination or expiration of this Agreement, the following provisions shall survive the termination or expiration of this Agreement: 5(c) and (d), 6, 7, 8, 12 and 17.

6.	Confidential Information

Each party hereto hereby agrees to continue to abide by the terms of the Confidentiality Agreement by and between Sponsor and WIL dated 17th July 2013 (the “Confidentiality Agreement”). For purposes of this Agreement, the term “Confidential Information” shall have the meaning ascribed in the Confidentiality Agreement. Any violation of the terms of the Confidentiality Agreement shall be deemed to be a violation of the terms of this Agreement. All Work Product (as defined below) and the compound(s) and information submitted by Sponsor for the purpose of a Study shall constitute Confidential Information of Sponsor.

7.	Work Product; Delivery and Archiving

a)           Assuming the payment by Sponsor of all amounts invoiced hereunder, all tissues, tissue blocks, specimens, slides and data prepared or generated by WIL in the course of performing Services for Sponsor hereunder (“Work Product”) shall be owned by Sponsor and shall be delivered to Sponsor upon its request. Any Work Product shipped by WIL to Sponsor or any third party will be appropriately packaged and labeled as defined by WIL’s standard operating procedures and delivered to a common carrier for shipment. Sponsor shall hold WIL harmless from and against all loss or damage or claims of loss or damage to any Work Product during shipment by a common carrier. Sponsor shall be responsible for the insurance premium and for notifying WIL, in writing, of its desire to insure shipments at a rate that exceeds the common carrier’s standard liability limit. In the event that a claim results, Sponsor shall be responsible for substantiating (if required by the insurer) the value of the Work Product and seeking reimbursement of any loss.

b)           Subject to receipt of a delivery request from Sponsor in accordance with Section 7(a), WIL will archive the Work Product of each Study for a period of 1 year, or as otherwise set forth in the relevant Work Order or Protocol, from the date WIL issues the final report (“FR Date”) under the Study. Upon expiration of such period, Sponsor shall provide written notification to WIL to either (i) request the transfer of such Study’s Work Product to Sponsor or a third party (such transfer to be made in accordance with Section 7(a) above) or (ii) provide notification of its intention to continue to archive the Study’s Work Product at WIL. If Sponsor fails to so notify WIL, subject to Section 7(c) below, WIL will archive such Work Product until Sponsor provides further written instructions. With respect to the archiving of such Work Product, unless otherwise set forth in the relevant Work Order, WIL may commence charging Sponsor at a mutually agreed rate not exceeding WIL’s then standard current rates for the provision of such archiving services from and after the expiration of the period of year from the FR Date, WIL will invoice Sponsor on an annual basis for such archiving services and the payment provisions of Section 4 shall apply thereto.

c)           Notwithstanding the foregoing, upon completion of a Study or at any time after the period of 3 years from the FR Date, WIL may make a written request to Sponsor for permission to dispose of the Work Product or any of Sponsor’s other property. Failure by Sponsor to respond to such request within 120 days of receipt shall be considered as tacit approval by Sponsor for disposal of the Work Product or Sponsor’s other property in the manner described in WIL’s written request.

d)           If Sponsor fails to pay any invoice for archiving services within 30 days of the due date, WIL may, in its sole discretion, upon 30 days written notice to Sponsor, destroy the archived Work Product.

e)           Upon completion of a Study, all compounds and/or other substances that are furnished to WIL by Sponsor and which have not been consumed during the Study, or which are not required to be stored as samples for purposes of validating the Study, shall be returned to Sponsor or at Sponsor’s direction, destroyed.

8.	Intellectual Property (IP) Ownership

a)           WIL agrees that all (i) information, data and reports collected, generated or prepared during a Study; all discoveries, inventions or improvements, whether patentable or not, other than WIL IP (as defined below) arising out of a Study and relating to the articles or substances studied or the use thereof; and (iii) all intellectual and industrial property rights throughout the world subsisting in or relating to the foregoing shall be the property of the Sponsor (“Sponsor IP”). WIL hereby assigns any and all of WIL’s right, title and interest in such Sponsor IP to Sponsor with effect as and from the time it is generated or comes into existence. At the request and sole and reasonable expense of Sponsor, WIL agrees to execute all relevant documents required by Sponsor to confirm such assignment to Sponsor of any and all of WIL’s right, title and interest in Sponsor IP.

b)           Sponsor shall have no property rights in WIL’s testing methods, practices, procedures, tests, test apparatus, equipment or information related to the conduct of WIL’s business, or any inventions, improvements or developments related thereto (“WIL IP”). Such WIL IP shall be the sole and exclusive property of WIL and WIL warrants that its use of WIL IP will not infringe the intellectual property rights of any third party.

9.	Independent Contractors

WIL and Sponsor agree that WIL is an independent contractor and that no provision in this Agreement shall be construed to make WIL an employee, agent or representative of Sponsor, or shall be deemed to create a partnership or joint venture between the parties. Neither party shall hold itself out to third persons as purporting to act on behalf of, or serving as the agent of, the other party.

10.	Subcontract

WIL shall not subcontract any Services to be provided hereunder, without obtaining Sponsor’s prior consent, which shall not be unreasonably delayed, withheld or conditioned.

11.   Compliance with Law

In the performance of this Agreement, WIL shall comply fully with all applicable laws, rules, and regulations, including those of the United States Department of Agriculture, the Association for Assessment and Accreditation of Laboratory Animal Care International, Good Laboratory Practices as promulgated by the Food and Drug Administration, the Environmental Protection Agency and all other regulatory agencies having jurisdiction over a Study. In the event any such government regulatory requirements shall change during the course of a Study, and such new requirements necessitate a change in a Work Order (including a change to a Protocol), WIL will submit to Sponsor a revised technical and compensation proposal for Sponsor’s review and acceptance prior to making any changes to such Study; provided, that WIL shall not under any circumstances be required to continue a Study if such continuance would be in violation of a law, rule or regulation. In the event of a conflict between government regulations, Sponsor and WIL shall mutually agree in writing as to the applicable regulations to be followed by WIL in its performance of the Study. In fulfilling all its obligations hereunder, Sponsor agrees to comply fully with all applicable laws, rules and regulations.

12.	Indemnification and Limitations

a)           WIL shall indemnify, defend and hold harmless Sponsor, its directors, officers, owners and employees from and against all third party loss or damage (including reasonable attorney fees and expenses) arising from (i) WIL’s material breach of this Agreement or (ii) the gross negligence or willful misconduct of WIL, except to the extent such loss or damage relates to the gross negligence or willful misconduct of Sponsor or a Sponsor indemnitee or the material breach of this Agreement by Sponsor.

b)           Sponsor shall indemnify, defend and hold harmless WIL, its directors, officers, owners and employees from and against all third party loss or damage (including reasonable attorney fees and expenses) arising from (i) Sponsor’s material breach of this Agreement, (ii) the gross negligence or willful misconduct of Sponsor or (iii) Sponsor’s use or exploitation of any Sponsor IP, Work Product or Sponsor Confidential Information, except to the extent such loss or damage relates to the gross negligence or willful misconduct of WIL or a WIL indemnitee or the material breach of this Agreement by WIL.

c)           Other than as specifically set forth herein, WIL makes no representations or warranties concerning the services. Except in relation to claims arising out of a breach by either party of their obligations of confidentiality, under no circumstances shall either party be liable to the other for any indirect, consequential, punitive, exemplary or special damages, including lost profits or cost of replacement materials. Subject to any limitations on remedies set forth herein, in no event shall WIL be liable to Sponsor under a Work Order for any amounts in excess of the of the greater of (i) with respect to any claim arising under such Work Order, the value of insurance proceeds actually recovered by WIL on account of such claim for damages incurred by Sponsor; or (ii) the total contract price specified in the Work Order,. This limitation shall not apply in relation to any breach by WIL of its confidentiality obligations.

13.	Material Errors

In the event WIL commits a material error in the performance of Services for a Study, which material error causes the results of such Study to be unusable for Sponsor’s stated purposes set forth in the relevant Protocol, at Sponsor’s election, WIL will at Sponsor’s election either (i) rerun that part of the Study (or, if necessary, the whole Study) as soon as possible at WIL’s cost or (ii) refund to Sponsor the sums paid to WIL as of that date on account of the Study.  The foregoing shall be the Sponsor’s sole remedy with respect to errors of WIL in the conduct of a Study.

14.	Force Majeure

Provided a party has, to the extent that it is reasonably capable of doing so, implemented reasonable precautions to avoid or minimize the impact of any of the following circumstances, a party shall not be liable in any delay in performing its obligations (other than payment obligations) under this Agreement if its performance is delayed or prevented by acts of God, fire, terrorist acts, explosion, war, riots, strikes, law or any other cause (except financial) beyond such party’s control, but only to the extent of and during the reasonable continuance of such disability. A time for performance required by the Agreement which falls due during or subsequent to the occurrence of any of the causes referred to in this paragraph shall be deferred for a period of time equal to the period of disability resulting from such cause.

15.	Insurance

WIL shall secure and maintain in full force and effect at all times during the term of this Agreement, a policy or policies of insurance which shall be commensurate with industry standards for services substantially similar to the Services.

16.	Quality Assurance and Study Monitoring

Upon not less than five (5) days’ prior written notice, Sponsor shall have the right to (i) inspect WIL’s premises at reasonable times and with reasonable frequency, during the course of WlL’s performance of Services hereunder and (ii) review procedures then being used by WIL in its performance of Services for Sponsor, as well as all experimental data generated from said Services, including, but not limited to all written reports, notes, schedules, or similar Work Product which may document work done and results achieved.

17.	Miscellaneous

a)           This Agreement shall be interpreted in accordance with the laws of the State of Ohio without regard for its conflicts of laws principles. Actions brought under this Agreement shall be brought in any court of competent jurisdiction in the State of Ohio. Should any Ohio court find any provision to be invalid or contrary to public policy, the provisions not so found shall remain in effect and binding upon the parties. Sponsor and WIL agree to attempt in good faith to replace any invalid or unenforceable provision of this Agreement with a provision which is valid and enforceable and which expresses as closely as possible the intention of the original provision.

b)           This is a personal services contract and may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld, provided, however, that either party is free to assign this Agreement without consent in connection with a transaction resulting in a change of control, merger, consolidation, acquisition of all or substantially all of its assets, or other similar transaction.

c)            The word “Agreement” as used herein means and includes this instrument, all Work Orders, Protocols and Study Outlines and any amendments, supplements, additions, schedules, exhibits or appendices to any of the foregoing which are mutually executed by WIL and Sponsor.

d)           This Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement represent the entire contract between Sponsor and WIL. There are no oral or written promises, terms, conditions, or obligations other than those contained in this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement. This Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement supersede all prior negotiations, representations or agreements, either written or oral, between the parties on the subject. No waiver of any term, provision or condition of this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) or the Confidentiality Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of any other term, provision or condition of this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) or the Confidentiality Agreement. In the event the terms of a Work Order, Study Outline, Protocol or any other agreement between the parties hereto contradict any provision of this Agreement, this Agreement shall control.

e)           Each individual signing this Agreement certifies that he or she is authorized to sign this Agreement on behalf of the party which he or she represents, and to bind that party to the terms and conditions herein stated.

f)           Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via overnight courier to the following addresses (or such other address as a party may designate as a notice address in a written notice to the other party) and shall be deemed delivered when received (or if received on a weekend or holiday, on the next business day thereafter) as follows:

If to Sponsor:

Dianne Angus
Chief Operating Officer
Prana Biotechnology Ltd
Level 2, 369 Royal Parade, Parkville Victoria 3052 Australia
Phone: +61 3 9349 4906
Fax:     +61 3 9348 0377
Email: dangus@pranabio.com

If to WIL:

David R. Baumgartner, CPA
Vice President
WIL Research Laboratories, LLC
1407 George Road
Ashland, OH 44805
Phone: (419) 289-8700
Email: dbaumgartner@wilresearch.com

g)           Sponsor shall not use WIL’s name or the names of WIL’s employees in any advertising or sales promotional material or in any publication without prior written permission of WIL. WIL shall not use Sponsor’s name or the names of Sponsor’s employees in any advertising or sales promotional material or in any publication without prior written permission of Sponsor.

h)           In the event of a dispute relating to this Agreement, the parties shall attempt to resolve the dispute prior to taking any action. Should the dispute not be resolved within thirty (30) days, each party shall be free to seek any remedy legally available to it in accordance with this Agreement before a court of competent jurisdiction in the State of Ohio. Notwithstanding the foregoing, either party shall be free to seek interim legal relief in a court of competent jurisdiction in the State of Ohio in the event that the other party’s breach of this Agreement would reasonably be expected to cause such party irreparable harm.

i)           Unless otherwise agreed to in writing, neither party shall solicit for hire any employee of the other during the term of this Agreement and for twelve (12) months thereafter, provided, that this provision shall not prevent either party from utilizing general solicitations for hiring purposes, and hiring persons who respond to such general solicitations.

j)           This Agreement, and any Work Order, Change Order, or Outline executed hereunder, may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Signatures to this Agreement and any Work Order, Change Order, or Outline transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”)  form, or by any other electronic means intended to preserve the originals graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective authorized representatives.

PRANA BIOTECHNOLOGY LTD			WIL RESEARCH LABORATORIES, LLC

By:			By:
	Name: Dianne Angus		Name: David R. Baumgartner, CPA
	Title: Chief Operating Officer		Title: Vice President

	Date:	29 August 2013	Date:	29 August 2013

EXHIBIT A

SAMPLE WORK ORDER

WIL Project Number: WIL-______________________	Date: ______________

Pursuant to the Master Laboratory Services Agreement dated ____________, 2013, by and between Sponsor and WIL Research Laboratories, LLC (the “Master Services Agreement”) and in consideration of the mutual promises contained therein and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to amend the Master Services Agreement by adding the attached Work Order entitled ____________________________________, which is designated Work Order WIL- ________________ (“Work Order”). This Work Order is effective as of ______________, 200___. Any capitalized terms used herein and not defined shall have the meanings ascribed to them in the Master Services Agreement.

1.	PROTOCOL

WIL shall conduct the studies described in and required by the Protocol (as identified below). Except as otherwise provided by this Work Order or the Master Services Agreement, WIL shall follow the procedures and methodology, and shall observe and comply with the schedules, specified in the Protocol. Incorporated herein as a part of this Work Order is the study protocol (the “Protocol”) identified as follows: “__________________________________”. Should the Protocol be amended, supplemented or revised in any fashion after the date hereof, WIL will have the right to adjust the Protocol (including fees and payment schedule) to reflect required changes. Any such amendment, supplement or revision shall only be effective if signed by both parties hereto.

2.	FEE AND PAYMENT SCHEDULE

Total contract price of __________________________________ ($____________) which the Sponsor shall pay upon receipt of proper invoices in the following installments:

(a)	<Insert>percent or $____________upon authorization and/or execution of this Work Order;
(b)	<Insert>percent or $____________ upon commencement of Study;
(c)	<Insert>percent or $____________ upon completion of the in-life phase;
(d)	<Insert>percent or $____________ upon issuance of audited draft report for Study; and
(e)	<Insert>percent or $____________ upon issuance of final report or 45 days after the audited draft report has been issued.

P: 419-289-8700 Email: info@wilresearch.com 1407 George Road, Ashland, OH 44805	www.wilresearch.com

The contract price set forth in this Section 2 does not include the archiving of Work Product beyond what is contemplated in the Master Services Agreement.

In the event that additional costs are incurred beyond the amount specified in this Work Order as a result of the need for additional Services or a change (having been agreed to by the Sponsor and WIL in writing) in the scope and/or schedule of the work to be performed, the Sponsor agrees to pay such reasonable additional costs upon receipt of a proper invoice.

IN WITNESS WHEREOF, the parties here have caused this Work Order to be executed by their respective authorized representatives.

[NAME OF SPONSOR]		WIL RESEARCH LABORATORIES, LLC

By:	SAMPLE – NOT FOR SIGNATURE	By:	SAMPLE – NOT FOR SIGNATURE
	Name:		Name:
	Title:		Title:
	Date:		Date:

Standard Payment Milestones

Length of Study	Authorization	Commencement	Equal Quarterly Payments	End of In- Life (or Completion)	AD/UD Report	Final Report or 45 days after AD/UD

Studies < 1 mos.	50%			40%		10%

Studies < 6 mos.	20%	30%		40%	5%	5%

Studies > 6 mos.	20%	25%	45%		5%	5%

1 Yr. Studies	20%	20%	50%		5%	5%

2 Yr. Studies	15%	15%	60%		5%	5%

NOTE: Inhalation Studies, NHP Studies may require higher authorization percentages

EXHIBIT B

«Date»
Proposal: «Proposal_Number»

Proposal for
«Client»

Proposal provided by:
X
X
X
X
X

Contact information:
X
X
X
X
X

X
X
X
X
X

«Proposal_Number»	Page: 15 of 16

Proposal Summary
Study	Base Study Fee	Optional	Total Study Fee
Authorized
			$	☐
			$	☐
			$	☐

Authorization Statement

«Client» (“Sponsor”) hereby awards the above described proposal to WIL Research Laboratories, LLC (“WIL”) and requests WIL to proceed with the necessary activities to initiate these studies, including but not limited to, protocol development, contract finalization, study room reservation and definitive scheduling of study-related activities.

Sponsor understands that by executing this document it acknowledges financial responsibility for all costs and expenses incurred by WIL in preparation of the Study, and if the Study is cancelled by Sponsor, Sponsor hereby agrees to reimburse WIL for all such costs and expenses.

Signature of Authorized Sponsor Representative	Date

Name:

Title:

Company:

CONFIDENTIAL

EXHIBIT C

WIL Research Laboratories, LLC
Change Order

WIL Study #: WIL-______________	Change Order #: ______
Sponsor Name: ______________________________	Date Issued: _______________
Sponsor Study #: ______________
PO # ____________

A.	The indicated Work Order is amended as follows:

i.	Protocol

The project description is identified as: [Enter study title as defined in original Work Order]

ii.	Compensation

An [increase] [or] [decrease] of US$________.00 is agreed to by the Sponsor and WIL. The reason for this change is described in item B below.

The total price is increased from _________ ($_________.00) to___________($________). The $__________.00 fee represents additional costs incurred for modifications to the project as requested by the Sponsor. One Hundred percent of the additional charge ($__________) will be due upon execution of this Change Order.

B.	Reason for change:

[____________________________]

C.	Except as expressly amended hereby, the Work Order shall continue to be and remain in full force and effect in accordance with its terms.

AGREED TO, ACKNOWLEDGED, AND ACCEPTED BY:

The parties have caused this Change Order to be executed by their duly authorized representatives, and entered into as of the date of the last party below to execute.

[Sponsor Name]		WIL Research Laboratories, LLC

By:	SAMPLE – NOT FOR SIGNATURE	By:	SAMPLE – NOT FOR SIGNATURE
Print Name:		Print Name:
Title:		Title:
Date:		Date:

AMENDMENT #1
TO
MASTER LABORATORY SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of 19th day of November, 2013 (the “Effective Date”) by and between Prana Biotechnology, Ltd., ACN 080 699 065, an Australian limited liability company whose address is Level 2, 369 Royal Parade, Parkville Victoria 3052 (“Sponsor”) and WIL Research Laboratories LLC (together with its subsidiaries), a Delaware limited liability company, with a principal place of business at 1407 George Road, Ashland, OH 44805 (hereinafter collectively referred to as “WIL”).

Sponsor entered into a Master Laboratory Services Agreement with WIL, dated as of 26 August 2013 as amended (the “Agreement”). The parties hereby agree to amend the Agreement as follows:

1.	Section 4. Payments for Services - In line 5, replace the text “following email address sforan@pranabio.com” with “email address of the Sponsor’s designated representative”.

2.	Section 5. Term and Termination shall have section 5.c) and 5.d) replaced in its entirety and a new section 5.e) shall be added.

c)            Sponsor may at any time terminate a Study upon written notice to WIL. Immediately upon receipt of such notice, WIL shall use its commercially reasonable efforts to minimize the cost to Sponsor resulting from such termination (Mitigation). In the event of such termination, where WIL is not in material breach of this Agreement or the applicable Work Order or Protocol, Sponsor shall pay to WIL (unless otherwise minimized or avoided through Mitigation): (a) all amounts due and owing under the applicable Work Order up to the date of termination, whether invoiced or not; (b) all charges for the work performed and expenses (including uncancellable or non-reimbursable expenses) reasonably incurred by WIL prior to or in connection with termination to the extent that they relate to then current and immediately following milestone payment of the Study (as described in the Fee and Payment Schedule in the Work Order) and have not otherwise been satisfied under sub-paragraph (a) herein.

d)             If the commencement of a Study is delayed and this is solely caused by Sponsor, then provided WIL (i) is not in material breach of this Agreement or the applicable Work Order or Protocol and; (ii) has used its commercially reasonable efforts to minimize the costs resulting from the delay, Sponsor may be required to pay a weekly fee as mutually agreed between the parties and set the forth in the Work Order (or an equitable proportion thereof having regard to the results of WIL’s mitigation efforts). If the Sponsor subsequently terminates the Work Order, then the weekly payments shall cease and the termination provisions of Section 5.c) shall apply.

e)            For the purpose of paragraphs (c) and (d), WIL will provide Prana with all relevant documentation evidencing or supporting the amounts, charges and expenses which it seeks to recover from Sponsor on the termination or delay of a Study.

3.	Section 12. Indemnification and Limitations section 12.c) shall be replaced in its entirety.

c)            Other than as specifically set forth herein, WIL makes no representations or warranties concerning the services. Except in relation to claims arising out of a breach by either party of their obligations of confidentiality or claims made by Sponsor against WIL under Section 13 as a consequence of Major Errors made by WIL for Studies of duration greater than 12 months, under no circumstances shall either party be liable to the other for any indirect, consequential, punitive, exemplary or special damages, including lost profits or cost of replacement materials. Subject to any limitations on remedies set forth herein and with the exception of claims arising out of Major Errors which occur in Studies of duration greater than 12 months (“Major Event Claims”) or claims in respect of any breach by WIL of its confidentiality obligations, in no event shall WIL be liable to Sponsor with respect to any claims arising under or in connection with a Work Order (whether for breach of the Work Order or otherwise) for any amounts in excess of the greater of (i), the value of insurance proceeds actually recovered by WIL on account of such claims for damages incurred by Sponsor; or (ii) the total contract price specified in the Work Order, For a Major Event Claim under a Work Order for a Study of duration greater than 12 months, WIL will not be liable to Sponsor for any amounts in excess of the greater of (i), one and one-half times the total contract price specified in the Work Order where the Major Event occurs within 9 – 18 months after the commencement of the Study; or (ii) two times the total contract price specified in the Work Order where the Major Event occurs later than 18 months after the commencement of the Study.

4.	Section 13. Material Errors shall be replaced in its entirety.

If WIL commits a material error in the performance of Services as described in the relevant Protocol for a Study (“Error”) then it must immediately notify Sponsor in writing and provide full details of the Error. Where the Error (whether notified by WIL or otherwise ascertained by Sponsor) has or will, as mutually agreed between Sponsor and WIL, caused the results of such Study to be unusable for Sponsor’s stated objectives set forth in the relevant Protocol (“Major Error”), WIL will at Sponsor’s direction in writing either: (i) rerun that part of the Study (or, if necessary, the whole Study) as soon as possible at WIL’s cost or (ii) refund to Sponsor the sums paid to WIL as of that date on account of the Study. Sponsor may also terminate the Work Order by written notice to Sponsor and/or claim from WIL in pursuance of its rights at law, whether in contract, tort (including negligence) or otherwise, any additional losses, costs, expenses, damages suffered or incurred by Sponsor as a result of the Major Error and the consequent delay in completion of the Study.

In all other respects, the terms of the Agreement shall remain unmodified and in full force and effect.

The parties have indicated their acceptance of the terms of this Amendment by the signatures set forth below. Each individual signing on behalf of a corporate entity hereby personally represents and warrants his or her legal authority to legally bind that entity.

PRANA BIOTECHNOLOGY LTD.		WIL RESEARCH LABORATORIES LLC

By:		by:

Print Name:	GEOFFREY REMPLER	Print Name:	John Maxwell

Title:	CEO	Title:	Vice President

Date:	18 December 2013	Date:	12-16-13

WORK ORDER

WIL Project Number: WIL-41505	Date: 19 December 2013
PO Number:

          Pursuant to the Master Laboratory Services Agreement dated 26 August 2013, and as amended on 19 November 2013 by and between PRANA BIOTECHNOLOGY LIMITED (Sponsor) and WIL RESEARCH LABORATORIES, LLC (the “Master Services Agreement”) and in consideration of the mutual promises contained therein and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to amend the Master Services Agreement by adding the attached Work Order entitled “A 2-year Oral Gavage Carcinogenicity Study in Sprague Dawley Rats,” which is designated Work Order WIL-41505 (“Work Order”). This Work Order is effective as of 19 December 2013. Any capitalized terms used herein and not defined shall have the meanings ascribed to them in the Master Services Agreement.

1. PROTOCOL

          WIL shall conduct the studies described in and required by the Protocol (as identified below). Except as otherwise provided by this Work Order or the Master Services Agreement, WIL shall follow the procedures and methodology, and shall observe and comply with the schedules, specified in the Protocol. Incorporated herein as a part of this Work Order is the study protocol (the “Protocol”) identified as follows: “A 2-year Oral Gavage Carcinogenicity Study in Sprague Dawley Rats.” Should the Protocol be amended, supplemented or revised in any fashion after the date hereof, WIL will have the right to adjust the Protocol (including fees and payment schedule) to reflect required changes. Any such amendment, supplement or revision shall only be effective if signed by both parties hereto.

2. FEE AND PAYMENT SCHEDULE

          Total contract price of One Million Three Hundred Fifty One Thousand Six Hundred Dollars ($1,351,600.00), which the Sponsor shall pay upon receipt of proper invoices in the following installments:

(a) Fifteen percent or $202,740.00 upon authorization and/or execution of this Work Order;
(b) Fifteen Five percent or $202,740.00 upon commencement of Study;
(c) Sixty percent or $810,960.00 in 8 quarterly payments of $101,370.00, to begin three months after commencement of study;
(d) Five percent or $67,580.00 upon issuance of audited draft report for Study; and
(e) Five percent or $67,580.00 upon issuance of final report or 45 days after the audited draft report has been issued.

P: 419-289-8700
Email: info@wilresearch.com
1407 George Road, Ashland, OH 44805
www.wilresearch.com

We have listening down to a science.

          The contract price set forth in this Section 2 includes the archiving of Work Product for a period of five (5) years from the date WIL issues the final report (“FR. Date”) under this Study.

          In the event the study is delayed and such delay is caused solely by Sponsor. Sponsor will be required to pay W1L a weekly fee of $8,000.00 throughout the period of the delay. If Sponsor subsequently terminates this Work Order. then the weekly payments will cease and the termination provisions of Section 5.c) of the Master Laboratory Service Agreement shall apply.

          In the event that additional costs are incurred beyond the amount specified in this Work Order as a result of the need for additional Services or a change (having been agreed to by the Sponsor and WIL in writing) in the scope and/or schedule of the work to be performed, the Sponsor agrees to pay such reasonable additional costs upon receipt of a proper invoice.

          IN WITNESS WHEREOF, the parties here have caused this Work Order to be executed by their respective authorized representatives.

	Prana Biotechnology Limited		WIL Research Laboratories, LLC

By:		By:
	Name: Geoffrey Kempler		Name: John Maxwell
	Title: Chief Executive Officer		Title: Vice President
	Date: 22 December 2013		Date: December 19,2013